Exhibit (d)(4)

FIRST AMENDMENT TO NON-DISCLOSURE AGREEMENT

This is the first amendment (“Amendment”), effective as of March 10th 2025 (“Amendment Effective Date”), to the Non-Disclosure Agreement, between Genentech, Inc. with offices at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and 89bio, Inc. with offices at 655 Montgomery Street, Suite 1500, San Francisco, California, 94111 (“Company”) dated March 28, 2023 (the “Agreement”). Capitalized terms used in this Amendment and not otherwise defined will have the same meaning as set forth in the Agreement.

The parties hereby agree as follows:

1.	The Agreement is hereby amended by replacing the first sentence of Section 12 of the Agreement in its entirety with the following:

“This Agreement will expire on March 28, 2027, unless earlier terminated upon written notice of either party.”

2.	Except as amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

3.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. For purposes of executing this Amendment, a facsimile (including a PDF image delivered via email) copy of this Amendment, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

89bio, Inc.		Genentech, Inc.

By:	/s/ Francis Sarena	By:	/s/ Tom Zioncheck

Print Name	Francis Sarena	Print Name	Tom Zioncheck
Title	Chief Operating Officer	Title	Head gRED Business Development, Pharma Partnering